                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[X] Preliminary Information Statement

[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED
    BY RULE 14c-5(d)(2))

[_] Definitive Information Statement

                            FIRST MARYLAND BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

LOGO

Dear Stockholder:

  You are hereby notified that the annual meeting of stockholders of FIRST MARYLAND BANCORP (the "Corporation") will be held at the Corporation's headquarters, 25 South Charles Street, 22nd Floor, Baltimore, Maryland, on April 28, 1998, at 10:00 a.m., local time. Holders of record of the Company's common stock and preferred stock as of March 18, 1998 are entitled to vote at the meeting.

  Allied Irish Banks, p.l.c. owns 100% of the outstanding common stock of the Corporation and controls 99% of the voting power of the Corporation's outstanding capital stock.

  The matters proposed for consideration at the meeting are the election of 19 directors to the Board of Directors of the Corporation and the amendment of the Corporation's articles of incorporation to increase the authorized common stock from 600 million to 1.2 billion shares. The accompanying Notice of Meeting and Information Statement discuss these matters in further detail.

  On behalf of the Board of Directors and all of the employees of First Maryland, I wish to thank you for your continued support.

                                          Sincerely yours,
                                          Jeremiah E. Casey

                                          Chairman of the Board
                                                LOGO

                            FIRST MARYLAND BANCORP
                            25 SOUTH CHARLES STREET
                           BALTIMORE, MARYLAND 21201

     NOTICE OF ANNUAL MEETING OF STOCKHOLDERSTO BE HELD ON APRIL 28, 1998

To the Stockholders of First Maryland Bancorp:

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of FIRST MARYLAND BANCORP, a Maryland corporation (the "Corporation"), will be held at the Corporation's headquarters, 25 South Charles Street, Baltimore, Maryland, on April 28, 1998, at 10:00 a.m., local time, for the following purposes:

    1. To elect 19 directors to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified;

    2. To act upon a proposed amendment to the Corporation's articles of incorporation to increase the authorized common stock from 600 million to
  1.2 billion shares; and

    3. To act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors of the Corporation has fixed the close of business on March 18, 1998 as the record date for determining stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting.

  Your attention is directed to the attached Information Statement and to the enclosed Annual Report on Form 10-K of the Corporation for the year ended December 31, 1997.

   WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
                                    PROXY.

                                          By Order of the Board of Directors.

                                          /s/ Ronald C. McGuirk

                                          Ronald C. McGuirk
                                          Senior Vice President and Secretary
                                          Baltimore, Maryland
                                          March 31, 1998

                             INFORMATION STATEMENT

  This Information Statement is provided in connection with the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of First Maryland Bancorp (the "Corporation"). This Information Statement is first being sent to stockholders on or about April 3, 1998.

  The close of business on March 18, 1998 has been fixed by the Board of Directors of the Corporation as the record date (the "Record Date") for determining the stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Corporation had outstanding 597,763,495 shares of common stock, $ 1/7 par value per share (the "Common Stock"), 6,000,000 shares of 7.875% Noncumulative Preferred Stock, Series A, $5.00 par value per share (the "Series A Preferred"), and 90,000 shares of 4.50% Cumulative Redeemable Preferred Stock, $5.00 par value per share (the "4.50% Preferred" and, together with the Series A Preferred, the "Outstanding Preferred"). All of the outstanding Common Stock is owned by Allied Irish Banks, p.l.c. ("AIB"), and AIB controls 99% of the voting power of the Corporation's outstanding capital stock.

  Each share of Common Stock and each share of Outstanding Preferred entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. Shares of Common Stock and Outstanding Preferred cannot be voted unless the holder of record is present in person or represented by proxy at the Annual Meeting.

  The matters to be voted upon at the Annual Meeting require the affirmative vote of the holders of a majority of the Common Stock and the Outstanding Preferred present in person or by proxy at the meeting, at which a quorum is present. The presence, in person or by proxy, of at least a majority of the aggregate total number of shares of Common Stock and Outstanding Preferred is necessary to constitute a quorum at the Annual Meeting. For purposes of determining the existence of a quorum, voting and all other matters at the Annual Meeting, the Common Stock and the Outstanding Preferred will be treated as a single class.

  The Board of Directors is aware of two items of business to be considered at the Annual Meeting: the election of 19 directors to the Board of Directors of the Corporation; and the amendment of the Corporation's articles of incorporation to increase the authorized Common Stock from 600 million to 1.2 billion shares.

   NEITHER THE CORPORATION NOR ANY PERSON AFFILIATED WITH THECORPORATION IS
    ASKING YOU FOR A PROXY AND YOU AREREQUESTED NOT TO SEND A PROXY TO THE
                                 CORPORATION.

                             ELECTION OF DIRECTORS

  The entire Board of Directors of the Corporation is elected at the Annual Meeting. Each director is elected for a term of one year and until a successor is elected and qualified. Except for Messrs. Javitch, Kennedy, Kirchoff, Maier and Sheridan, each of the nominees was elected a director at the 1997 Annual Meeting of Stockholders.

INFORMATION CONCERNING NOMINEES

  Information concerning the nominees for election as directors is presented below. Each of the nominees has consented to serve as a director if elected. There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director. If any nominee becomes unable to accept nomination or election, then the Board of Directors will designate another nominee for election or will reduce the number of directors.

  Frank P. Bramble, age 49, has served as a director of the Corporation and of its wholly owned subsidiary, The First National Bank of Maryland ("First National") since April 1994. He is President and Chief Executive Officer of the Corporation and of First National. Mr. Bramble is a permanent member of the Executive Committee. He was previously President and Chief Executive Officer of MNC Financial, Inc. and Chairman of NationsBank Maryland.

  Benjamin L. Brown, age 68, has served as a director of the Corporation and of First National since 1990. Mr. Brown is an attorney and retired in January 1995 as General Counsel and Executive Director of the National Institute of Municipal Law Officers. Mr. Brown is a member of the Community Affairs Committee.

  Jeremiah E. Casey, age 58, has served as a director of the Corporation since 1983 and of First National since 1985, and is Chairman of the Corporation and First National. Since 1989, Mr. Casey has been Chief Executive, USA, of Allied Irish Banks, p.l.c. ("AIB"), the parent of the Corporation, and has been a director of AIB since 1992. Mr. Casey is a director of The Rouse Company, a real estate development, management and ownership company ("The Rouse Company"), and is also a director of the Federal Reserve Bank of Richmond, Baltimore Branch. Mr. Casey is a permanent member of the Executive Committee.

  J. Owen Cole, age 68, has served as a director of the Corporation since 1974 and of First National since 1968. He was Chairman of the Board of the Corporation and of First National until 1987. Mr. Cole is also a member of the Board of Baltimore Gas & Electric Company, a public utility company ("BGE").

  Edward A. Crooke, age 59, has served as a director of the Corporation and of First National since 1985. He has been the President and Chief Operating Officer of BGE since 1992, prior to which he was President--Utility Operations, and he has been a director of BGE since 1988. Mr. Crooke serves on the Management and Compensation Committee.

  John F. Dealy, age 58, has served as a director of the Corporation and of First National since 1981. He is President of The Dealy Strategy Group, a management consulting firm, and a Distinguished Professor in the Georgetown University School of Business. Mr. Dealy is also Chairman and Chief Executive Officer of The Maryland Health Care Product Development Corporation, a venture capital company. In 1996, Mr. Dealy retired as Senior Counsel to the law firm of Shaw, Pittman, Potts and Trowbridge. Mr. Dealy serves on the Audit Committee.

  Mathias J. DeVito, age 67, has served as a director of the Corporation and of First National since 1974. He retired as Chief Executive Officer of The Rouse Company in 1995 and as Chairman of the Board in 1997, but continues to serve as Chairman Emeritus and Chairman of its Executive Committee. He is also a director of USAirways Group, Inc. Mr. DeVito is the chairperson of the Management and Compensation Committee and serves on the Audit Committee.

  Jerome W. Geckle, age 68, has served as a director of the Corporation and of First National since 1975. He retired as Chairman of the Board of PHH Corporation in 1989, prior to which he was Chairman and Chief Executive Officer. He is also a director of BGE. Mr. Geckle serves on the Management and Compensation Committee.

  Frank A. Gunther, Jr., age 66, has served as a director of the Corporation and of First National since 1976. He is the retired Chairman of the Board and President of Albert Gunther Inc., a contract hardware and industrial mill supply firm. Mr. Gunther serves on the Community Affairs Committee.

  Curran W. Harvey, Jr., age 69, has served as a director of the Corporation and of First National since 1985. He is a general partner of Spectra Enterprise Associates and a special partner of New Enterprise Associates, both venture capital limited partnerships. Mr. Harvey serves on the Community Affairs Committee.

  Margaret M. Heckler, age 66, has served as a director of the Corporation and of First National since 1989. She serves as Special Counsel to Chambers Associates, Incorporated, Washington, D.C. and was U.S. Ambassador to Ireland from 1985 to 1989. Ms. Heckler serves on the Audit Committee.

  Lee H. Javitch, age 67, has served as a director of the Corporation since July 1997, and served as a director of Dauphin Deposit Corporation for 15 years. He is a private investor and was formerly the Chairman of the Board and Chief Executive Officer of Giant Food Stores, Inc., Carlisle, Pennsylvania.

  Gary Kennedy, age 40, has served as a director of the Corporation since June 1997. He has served as Group Financial Director and a director of AIB since May 1997, prior to which he was Vice President, Enterprise Networks Europe and Managing Director, Northern Telecom (Ireland) Ltd. He is a member of the Board of the Industrial Development Authority (Ireland).

  William T. Kirchhoff, age 56, has served as a director of the Corporation since July 1997, and served as a director of Dauphin Deposit Corporation for 18 years. He is the President of Cleveland Brothers Equipment Company, Inc., a construction equipment dealer.

  Henry J. Knott, Jr., age 59, has served as a director of the Corporation and of First National since 1981. He is the President of the Marion I. and Henry
J. Knott Foundation, and is the former Chairman and Chief Executive Officer of Real Estate Resource Management, Inc., a real estate management company. Mr. Knott is the chairperson of the Community Affairs Committee.

  Andrew Maier II, age 48, has served as a director of the Corporation since July 1997, and served as a director of Dauphin Deposit Corporation for two years. He is the President of Maier's Bakery, Reading, Pennsylvania.

  Thomas P. Mulcahy, age 56, has served as a director of the Corporation since 1993. He has served as Group Chief Executive of AIB since January 1, 1994, prior to which he was Group General Manager of AIB's Capital Markets Division. He has been a director of AIB since 1990. Mr. Mulcahy serves on the Management and Compensation Committee. He is President of the Ireland Chapter of the Ireland-United States Council for Commerce & Industry, Inc.

  William M. Passano, Jr., age 69, has served as a director of the Corporation and of First National since 1974. Since April 1991, he has been Chairman of the Board of Waverly Inc., a publisher of medical books and periodicals. Mr. Passano is the Chairperson of the Audit Committee.

  R. Champlin Sheridan, age 68, has served as a director of the Corporation since July 1997, and served as a director of Dauphin Deposit Corporation for five years. He is the Chairman of The Sheridan Group, Inc., publication and book printing companies.

MEETINGS, COMMITTEES AND FEES
  The Board of Directors met six times during 1997 for regularly scheduled meetings and once for a special meeting.

  The Board of Directors has standing executive, audit, compensation and community affairs committees. The Executive Committee has two permanent members and six rotating members who are outside directors. The Executive Committee may exercise most of the powers of the Board of Directors in the intervals between meetings of the full Board; it may not, however, declare dividends, issue stock, recommend to stockholders any action requiring stockholder approval, amend the bylaws, or approve mergers. The Executive Committee met six times for regularly scheduled meetings and once for a special meeting during 1997.

  The Audit Committee, composed of outside directors, is primarily responsible for ascertaining that the Corporation's financial statements are presented fairly in conformance with generally accepted accounting principles. The committee oversees the Corporation's internal audit function, evaluates the Corporation's system of internal controls, and reviews the external auditors' proposed audit scope and approach and the results of the external audit. The committee also reviews the status of pending or threatened litigation involving the Corporation and its subsidiaries. The Audit Committee met five times during 1997 for regularly scheduled meetings.

  The Management and Compensation Committee reviews and recommends compensation arrangements for the Corporation's executive officers and also reviews and recommends action with respect to the Corporation's retirement plans. The Management and Compensation Committee met four times during 1997.

  The Loan Portfolio Review Committee reviews the Corporation's lending activities, and oversees, reviews and approves the corporate loan review program and credit approval policies. The committee also evaluates and approves, on behalf of the Board, the adequacy of the Corporation's allowance for loan and lease losses. The Loan Portfolio Review Committee met two times during 1997 for regularly scheduled meetings. In April 1997 the Loan Portfolio Review Committee was discontinued and its duties transferred to the Audit and Executive Committees.

  The Community Affairs Committee oversees the Corporation's Community Reinvestment Act activities. The Committee reviews the Corporation's community outreach efforts, and its efforts to ascertain the credit needs of low and moderate income areas and to develop and market products to meet those needs. The Community Affairs Committee met four times during 1997 for regularly scheduled meetings.

  Each director who is not also an officer of the Corporation or of AIB receives an annual retainer of either $17,000 in cash or AIB Ordinary ADRs having a value of $18,500, at the director's option, plus $1,100 for attendance at each meeting of the Board and $900 ($1,100 for the Executive Committee) for attendance at meetings of committees of the Board of which he or she is a member. In addition, each committee chairperson receives an additional $300 per committee meeting, other than the chairperson of the Management and Compensation Committee, who receives an annual retainer of $6,500 in lieu of an additional fee per meeting.

  During 1997, each of Mr. Knott and Mr. Mulcahy was unable to attend at least 75% of the aggregate of the meetings of the Board of Directors and of the Board committees on which he serves.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
  Directors and officers of the Corporation, members of their immediate families and AIB and certain affiliates were customers of, and had transactions with, the Corporation, First National and other subsidiaries of the Corporation in the ordinary course of business during 1997. Similar transactions in the ordinary course of business may be expected to take place in the future.

  All loans to executive officers and directors and members of their immediate families and to AIB and certain affiliates were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. Of the loans outstanding at December 31, 1997, none were contractually past due 90 days or more as to principal or interest and none were classified as nonaccrual, restructured or potential problem loans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  Allied Irish Banks p.l.c., Bankcentre, Ballsbridge, Dublin 4, Ireland has owned 100% of the Corporation's Common Stock since March 21, 1989. Messrs. Casey, Mulcahy and Kennedy are directors and executive officers of AIB, and as such, each may be deemed to be the beneficial owner of 100% of the Corporation's Common Stock.

  No director or named executive officer of the Corporation owns any of the Outstanding Preferred.

  The following table sets forth the number of AIB Ordinary Shares (including such shares held in the form of AIB Ordinary ADRs but excluding directors' qualifying shares) and AIB Preferred Stock ADRs beneficially owned by each executive officer named in the Summary Compensation Table, each nominee for director, and by all executive officers and directors as a group as of December 31, 1997.

                                                   ORDINARY        PREFERRED
                                                 SHARES (1)(2)   STOCK ADRS (1)
                                                 -------------   --------------
EXECUTIVE OFFICERS(3)
Frank P. Bramble...............................      107,262          3,636
Jeremiah E. Casey..............................      463,750         16,801
David M. Cronin................................       95,750            554
Walter R. Fatzinger, Jr. ......................       51,066          1,794
Susan C. Keating...............................       66,198          2,162
DIRECTORS
Benjamin L. Brown..............................          --             --
J. Owen Cole...................................       14,244          4,000
Edward A. Crooke...............................          100            --
John F. Dealy..................................          --             --
Mathias J. DeVito..............................          --             --
Jerome W. Geckle...............................          100            --
Frank A. Gunther, Jr...........................          --             --
Curran W. Harvey, Jr...........................          --             --
Margaret M. Heckler............................          --             --
Lee H. Javitch.................................       87,600            --
Gary Kennedy...................................       23,290 (4)        --
William T. Kirchhoff...........................      264,798 (5)        --
Henry J. Knott, Jr. ...........................          100            --
Andrew Maier II................................       54,900 (6)        --
Thomas P. Mulcahy..............................      582,606 (4)        --
William M. Passano, Jr.........................       85,330            --
R. Champlin Sheridan...........................      116,136            --
All executive officers and directors as a group
 (22 persons)..................................    2,013,230         28,947

--------
(1) No individual listed in the table beneficially owns, and all executive officers and directors as a group do not beneficially own, more than one percent of the shares of the indicated class outstanding.
(2) Each AIB Ordinary ADR represents six AIB Ordinary Shares.
(3) With respect to Messrs. Bramble, Casey, Cronin and Fatzinger and Ms. Keating, includes holdings of restricted stock.
(4) Includes shares subject to currently exercisable stock options.
(5) Includes 65,232 shares held with sole voting/dispositive powers, 180,000 shares held by the profit sharing plan of which the director is a controlling person, 12,000 shares subject to a presently exercisable option and 7,566 shares held solely by the director's spouse.
(6) Includes 14,100 shares held with sole voting/dispositive powers, 24,000 shares held in trust for the benefit of the director and his spouse, 4,800 held as custodian for the benefit of the director's children, and 12,000 shares subject to a presently exercisable option.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following summary compensation table sets forth information about salary and other compensation for the Corporation's chief executive officer and each of the four other most highly compensated executive officers (the "named executive officers") for services to the Corporation in all capacities during each of the three years ended December 31, 1997.

                                                                     LONG TERM
                                    ANNUAL COMPENSATION            COMPENSATION
                              -------------------------------- ---------------------
                                                               RESTRICTED            ALL OTHER
NAME AND PRINCIPAL                              OTHER ANNUAL      STOCK      LTIP    COMPENSA-
POSITION AT 12/31/97     YEAR SALARY  BONUS(1) COMPENSATION(2) AWARD(S)(3) PAYOUT(4)  TION(5)
--------------------     ---- ------- -------- --------------- ----------- --------- ---------
Jeremiah E. Casey....... 1997 600,000 450,000       5,496            -0-   1,591,924   24,647
 Chairman                1996 600,000 300,000       5,404            -0-               27,707
                         1995 584,000 438,000       5,170            -0-               27,963
Frank P. Bramble........ 1997 600,000 450,000         -0-            -0-   1,606,200   38,517
 President and CEO       1996 525,000 300,000         -0-            -0-               38,484
                         1995 450,000 375,000         -0-            -0-               29,998
David M. Cronin......... 1997 290,000 174,000       1,200            -0-     582,713   13,027
 Executive Vice Pres.    1996 290,000 116,000       1,169            -0-               20,818
 and Treasurer           1995 274,000 164,400       1,110            -0-               21,075
Walter R. Fatzinger,
 Jr. ................... 1997 300,000 180,000         -0-            -0-     562,925   29,335
 Executive Vice Pres.    1996 275,000 110,100         -0-            -0-               31,495
                         1995 250,000 150,000         -0-            -0-               31,208
Susan C. Keating........ 1997 375,000 225,000         -0-        198,062     445,223  321,937
 Executive Vice Pres.(6) 1996 300,000 120,000         -0-        300,000               26,912

--------
(1) Bonuses are earned in the year specified and generally paid in the following year.
(2) Consists of additional compensation in respect of income taxes due on imputed income from executive long term disability insurance premiums paid by the Corporation.
(3) This column shows the market value of awards of AIB restricted stock on the date of grant. Restrictions on the stock lapse in equal amounts on the third, fourth and fifth anniversaries of each respective grant. Dividends on restricted stock are paid to the named executive officers in the same manner and amount as paid on the same unrestricted securities. Information concerning number of shares and values of restricted stock holdings at December 31, 1997 is set forth in next table.
(4) The 1995 Long Term Incentive Plan established three performance measures on which the amount of a participant's award would be determined: (i) the Corporation's aggregate after-tax profit over the three-year performance period from 1/1/95 to 12/31/97; (ii) the Corporation's return-on-assets ratio ("ROA") for 1997 relative to the ROAs for a peer group of approximately 20 U.S. bank holding companies; and (iii) the Corporation's cost-to-income ratio for 1997. Threshold, target and maximum levels were established for each performance measure, and threshold, target and maximum percentage multipliers were specified for each participant. The threshold, target and maximum multipliers for Messrs. Casey and Bramble were 85%, 170% and 340%, respectively, and for the other named executive officers were 65%, 130% and 260%, respectively. The Corporation's actual performance was measured against the performance measures, and the Compensation Committee determined that the Corporation performed at a level between the target and maximum levels. The multipliers were as follows: Mr. Casey, 268%; Mr. Bramble, 306%; other named executive officers, 205%. The amount of an award equals the multiplier times average base salary over the performance period. Awards were paid in cash (55%) and AIB Ordinary ADRs (45%).
(5) Consists of: (a) the value of split-dollar life insurance premiums paid pursuant to the Corporation's Executive Life Insurance Program of $17,777, $33,767, $8,277, $24,585 and $22,364 during 1997 for Messrs. Casey,
    Bramble, Cronin and Fatzinger and Ms. Keating respectively; (b) matching contributions under the Corporation's qualified, defined contribution plan of $4,750 for each named executive officer; (c) $294,823 in relocation expenses paid by the Corporation in connection with Ms. Keating's relocation to Harrisburg, PA; and (d) $2,120 in respect of certain earnings on deferred compensation amounts for Mr. Casey.
(6) Ms. Keating joined the Corporation in January 1996.

  The following table sets forth additional information concerning the number of shares and the value of restricted stock holdings of the named executive officers at December 31, 1997.

NAME                                                ORDINARY ADRS PREFERRED ADRS
----                                                ------------- --------------
Jeremiah E. Casey..................................      7,833         1,321
                                                      $452,356       $33,851
Frank P. Bramble...................................     11,918         2,424
                                                      $688,265       $62,115
David M. Cronin....................................      3,283           554
                                                      $189,593       $14,196
Walter R. Fatzinger, Jr. ..........................      8,511         1,794
                                                      $491,510       $45,971
Susan C. Keating...................................     11,033         2,162
                                                      $637,156       $55,401

1997 STOCK OPTION PLAN

  In October 1997, the Corporation's Board of Directors approved the 1997 Stock Option Plan (the "1997 Option Plan"), and in December 1997 approved the grant of options to eligible employees, including the named executive officers other than Mr. Casey, who is not eligible to participate. The purposes of the 1997 Option Plan are to provide incentives to key employees to contribute to the growth and success of the Corporation and of AIB, and to enhance the Corporation's ability to attract, retain and reward the highest quality employees in positions of substantial responsibility.

  The 1997 Option Plan provides for the grant to key employees of options to acquire AIB American Depository Shares ("AIB ADSs"). The Corporation and an independent trustee have created a trust which has been funded with 634,300 AIB ADSs acquired by the trust with the proceeds of a loan from the Corporation. Proceeds of option exercises and any dividends and other earnings on the trust assets will be used to repay the loan to the trust. Optionees have no preferential rights with respect to the trust assets, and the trust assets are subject to the claims of the Corporation's general creditors in the event of insolvency. The AIB ADSs are held in the available-for-sale account on the Corporation's balance sheet, and any decline in value of the AIB ADSs in the trust below their original cost will be recorded as an adjustment to the Corporation's stockholders' equity. The 1997 Option Plan is administered by the Management and Compensation Committee of the Board of Directors. AIB will not issue any securities in connection with the 1997 Option Plan, will not receive any proceeds from the exercise of options, and otherwise has no rights or obligations with respect to the 1997 Option Plan.

  The following table sets forth information concerning options granted under the 1997 Option Plan to the named executive officers during the year ended December 31, 1997.

                                                                          POTENTIAL
                                                                      REALIZABLE VALUE
                                                                      AT ASSUMED ANNUAL
                                                                    RATES OF STOCK PRICE
                                                                      APPRECIATION FOR
                                     INDIVIDUAL GRANTS                 OPTION TERM (1)
                         ------------------------------------------ ---------------------
                                       % OF
                                      TOTAL
                           NO. OF    OPTIONS
                         SECURITIES GRANTED TO EXERCISE
                         UNDERLYING EMPLOYEES   OR BASE
                          OPTIONS   IN FISCAL    PRICE   EXPIRATION
          NAME           GRANTED(2)    YEAR    ($/SH)(3)  DATE(4)     5% ($)    10% ($)
          ----           ---------- ---------- --------- ---------- ---------- ----------
J.E. Casey..............      --       --          --          --          --         --
F.P. Bramble............   60,000      9.5%     $56.00    12/29/04  $1,368,000 $3,187,800
D.M. Cronin.............   14,000      2.2%     $56.00    12/29/04     319,200    743,820
W.R. Fatzinger, Jr......   18,000      2.8%     $56.00    12/29/04     410,400    956,340
S.C. Keating............   30,000      4.7%     $56.00    12/29/04     684,000  1,593,900

--------
(1) Illustrates value that would be realized upon exercise of options immediately prior to expiration of term, assuming the specified annual compound rates of appreciation on AIB ADSs over the option term.
(2) All options under the 1997 Option Plan are nonqualified options. An option is not exercisable for six months after the grant date (which for the options reflected in the table was December 29, 1997), except in the event of a change in control of the Corporation or of AIB.
(3) The exercise price of each option granted under the 1997 Option Plan is equal to the market price of AIB ADSs on the date of grant. The number of AIB ADSs subject to an option and the exercise price may be adjusted in the event of a stock dividend or split, recapitalization or similar transaction affecting the outstanding Ordinary Shares of AIB. The exercise price of an option may be paid in cash or through the contemporaneous sale of the underlying AIB ADSs.
(4) All options granted under the 1997 Option Plan expire seven years from the date of grant, subject to certain exceptions relating to the manner of termination of an optionee's employment. An option may not be transferred except by will, by the laws of descent and distribution, or in connection with a limited number of family estate planning transfers.

  No options were exercisable under the 1997 Option Plan during 1997. The following table sets forth information concerning the value of unexercised options under the 1997 Option Plan as of the end of 1997.

                                                                   VALUE OF
                                                   NUMBER OF      UNEXERCISED
                                                  UNEXERCISED    IN-THE-MONEY
                                                    OPTIONS       OPTIONS AT
                           SHARES                 AT 12/31/97    12/31/97 ($)
                          ACQUIRED      VALUE    EXERCISABLE/    EXERCISABLE/
          NAME           ON EXERCISE REALIZED($) UNEXERCISABLE UNEXERCISABLE (1)
          ----           ----------- ----------- ------------- -----------------
J.E. Casey..............     --          --             --               --
F.P. Bramble............     --          --        0/60,000        0/120,000
D.M. Cronin.............     --          --        0/14,000         0/28,000
W.R. Fatzinger, Jr......     --          --        0/18,000         0/36,000
S.C. Keating............     --          --        0/30,000         0/60,000

--------
(1) Based on market value of AIB ADSs at December 31, 1997.

PENSION PLANS

  The Corporation maintains a non-qualified, supplemental defined benefit pension plan under which maximum retirement benefits for Mr. Casey are determined. The maximum benefit is 70% of covered remuneration, reduced by the benefit payable to Mr. Casey under the Corporation's qualified, defined benefit pension plan in which all eligible employees (including the named executive officer) participate, and by the amount of Social Security benefits. The following table shows the estimated total annual pension benefits payable to Mr. Casey at age 65 under the non-qualified supplemental pension plan and qualified pension plan.

                                                      ANNUAL RETIREMENT BENEFIT
                                                              AT AGE 65
                                                        WITH YEARS OF SERVICE
                                                              INDICATED
                                                      --------------------------
                                                                        25 YEARS
REMUNERATION                                          15 YEARS 20 YEARS OR MORE
------------                                          -------- -------- --------
400,000.............................................. 200,000  220,000  280,000
600,000.............................................. 300,000  330,000  420,000
800,000.............................................. 400,000  440,000  560,000
1,000,000............................................ 500,000  550,000  700,000
1,200,000............................................ 600,000  660,000  840,000

  A participant's remuneration covered by the pension plan is average total compensation (salary, bonus and all other cash compensation other than compensation attributable to restricted stock awards and long term incentive awards) for the three calendar years during the last ten years of the participant's career for which the average is the highest. The estimated years of service for Mr. Casey is 40 years. Mr. Bramble is entitled to supplemental retirement benefits under an agreement which provides for a retirement benefit at age 60 of 60% of the average of the highest three years of compensation during his career, offset by benefit payments under the Corporation's qualified defined benefit plan and excess benefit plan, by social security benefits and by benefit payments under defined benefit plans of former employers. Ms. Keating is entitled to supplemental retirement benefits under an agreement that provides for a retirement benefit equal to a minimum of 30% and a maximum of 60% of the average of the highest three years of compensation during the last 10 years of employment, offset by benefit payments under the Corporation's qualified defined benefit plan and excess benefit plan, by social security benefits, and by benefit payments under defined benefit plans of former employers. Mr. Fatzinger is entitled to supplemental retirement benefits under an agreement that requires the Corporation to make a deferred compensation contribution of 15% of annual cash compensation at the end of each year of employment.

SHORT TERM INCENTIVE AWARDS

  The Corporation's annual Short Term Incentive Plan for Senior Officers (the "Annual Bonus Plan") is intended to focus the efforts of executive and senior officers on the attainment of specific annual performance goals that will promote the overall success of the Corporation. Payments under the Annual Bonus Plan are funded out of the Corporation's net income.

  Under the Annual Bonus Plan, the Management and Compensation Committee (the "Compensation Committee") approves minimum, target and maximum net income levels at the beginning of the year. The Compensation Committee determines the percentage of base salary applicable to each net income level. If the minimum net income level is not achieved, then no award is made under the plan. If a higher level of net income is achieved, then the Compensation Committee determines the percentage applicable to the Chief Executive Officer and the percentages applicable to the other executive officers, based on the scope of each officer's duties and responsibilities. Individual performance measures also are considered in setting individual percentages, in the discretion of the Compensation Committee. Such measures include achievement of strategic and tactical objectives, growth, meeting business unit objectives, promoting corporate values, providing leadership to employees and encouraging teamwork.

1989 LONG TERM INCENTIVE PLAN

  The Corporation's 1989 Long Term Incentive Plan and Trust (the "1989 LTIP") was developed to attract and retain key employees who contribute to the continued growth, development and profitable performance of the Corporation and, thereby, to the continued financial success of AIB. The 1989 LTIP has been approved by the Board of Directors of the Corporation.

  The 1989 LTIP provides for awards of AIB ordinary and preferred ADRs (collectively, "incentive shares") to officers eligible to participate in the plan. Incentive shares are restricted and may not be disposed of by an officer for a period of time after the date of an award. The restriction for a specific award lapses in equal installments on the third, fourth and fifth anniversary dates of the award. During the restricted period, the officer is entitled to receive, without restriction, any dividends on the incentive shares. Awards of incentive shares are intended to serve as compensation over a period of several years and generally are made on a biennial basis. The size of an award of incentive shares is based on a percentage of base salary for each participant.

  As of January 1, 1998, there was a total of 157,494 ordinary ADRs and 18,948 preferred ADRs available for awards under the 1989 LTIP. All incentive shares available for awards in any year that are not used and incentive shares that are later forfeited are also available for use in subsequent years.

1995 LONG TERM INCENTIVE PLAN

  The Corporation's 1995 Long Term Incentive Plan (the "1995 LTIP") was also developed to attract and retain key employees who contribute to the continued growth, development and profitable performance of the Corporation and, thereby, to the continued financial success of AIB. The 1995 LTIP terminated as of December 31, 1997. For additional information on the 1995 LTIP, see Note 4 to the Summary Compensation Table.

CHANGE IN CONTROL AGREEMENTS

  The Corporation has entered into a change-in-control agreement ("Change Agreement") with each named executive officer other than Mr. Casey. Each Change Agreement provides that if an executive is discharged, or if the executive experiences a material reduction in compensation or duties or relocation to an office more than 50 miles from the executive's then current office, in each case within two years following a "change of control," then the executive will be entitled to a severance package comprised of the following elements (subject to any limitations imposed by regulatory authorities): (i) a payment equal to two times annual salary (three times annual salary in the case of the Chief Executive Officer); (ii) payment of the greater of the executive's target or actual bonus for the year in which the change in control occurs; (iii) vesting of all restricted stock awards; (iv) payment of any target amounts under long-term incentive awards; (v) continuation of all fringe benefit coverage for up to two years; and (vi) outplacement services.

  For purposes of the Change Agreements, a "change of control" will be deemed to have taken place on the date of the earliest to occur of any of the following events: (i) an unaffiliated third party becomes the beneficial owner of 50% or more of the outstanding ordinary shares of AIB, or 25% or more of the outstanding common stock of the Corporation or of First National; (ii) the commencement of, or first public announcement of the intention of any person to commence, a tender or exchange offer the consummation of which would result in beneficial ownership by a person (other than AIB, the Corporation, any wholly-owned subsidiary of either AIB or the Corporation, or any employee benefit plan of AIB or the Corporation or of any subsidiary of either or any entity holding common stock for or pursuant to the terms of any such plan) of 50% or more of the outstanding common stock of AIB, or 25% or more of the outstanding common stock of the Corporation or of First National; or (iii) as the result of, or in connection with, any cash tender or exchange offer, merger, consolidation or other business combination, sale or disposition of all or substantially all of the Corporation's assets, or contested election, or any combination of the foregoing transactions (a "Transaction"), (a) the persons who were directors of either AIB, the Corporation, or First National immediately before the Transaction shall cease to constitute a majority of the Board of Directors of such entity or any successor to such entity, or (b) the persons who were stockholders of AIB or the Corporation, as applicable, immediately before the Transaction shall cease to own at least 50% of the outstanding voting stock of the applicable entity or any successor to such entity.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Crooke, DeVito, Geckle and Mulcahy served on the Compensation Committee during 1997. No member of the Compensation Committee was an officer or employee of the Corporation during 1997. Mr. Casey was Chairman of the Corporation and served as a director of The Rouse Company during 1997. Mr. DeVito served as Chairman and Chairman Emeritus of The Rouse Company during 1997. Mr. Casey served on the Personnel Committee of The Rouse Company, which Committee has certain responsibilities relating to the compensation of executive officers of The Rouse Company.

REPORT OF MANAGEMENT AND COMPENSATION COMMITTEE

  General. The Compensation Committee, made up of three outside directors and the Group Chief Executive of AIB, is responsible for executive compensation policies. In addition to establishing policies, the Compensation Committee approves all executive compensation arrangements and makes recommendations to the Board of Directors for specific salary amounts and other compensation awards for individual executives.

  The Corporation's compensation program is designed to attract, motivate and retain executive personnel capable of making significant contributions to the long term success of the Corporation. The primary components of the executive compensation program are competitive base salaries and both short term and long term incentives. Executive officers also participate in other broad based employee compensation and benefit programs.

  The Corporation retains an independent compensation consulting firm ("Compensation Consultant") to assist the Compensation Committee in performing its duties. The Compensation Consultant provides analytical and general interpretive guidance regarding compensation practices for the banking industry as a whole and for a group of the Corporation's peers, and advises the Compensation Committee on structuring compensation arrangements to achieve the desired quantitative and qualitative goals.

  In connection with the annual review of the executive compensation program, the Compensation Committee has confirmed with the Compensation Consultant that the executive compensation plans remain competitive and effectively serve the purposes for which they were established. For 1997, the Board approved all recommendations by the Compensation Committee related to the compensation of Frank P. Bramble, the Chief Executive Officer of the Corporation.

  Base Salary. Base salaries for the Corporation's executive officers are established based upon an analysis of executive salary practices at a group of the Corporation's peer bank holding companies (the "Peer Group"). The Peer Group is selected based on total assets, geographic location, and comparable lines of business. The Compensation Committee believes that base salary should reflect the scope of an executive officer's duties and responsibilities, his or her importance to the Corporation relative to other executive officer positions, and the competitiveness of the executive officer's total compensation relative to similarly situated executives within the Peer Group.

  Executive officer salary increases are reviewed annually and are based on the executive officer's performance, base salary position relative to the median or average rates paid in the Peer Group and in the broader financial institutions market, and the Corporation's net income during the prior year. In determining Mr. Bramble's base salary, the Committee focused on compensation data for those chief executive officers in the Peer Group whose duties and responsibilities most closely resembled Mr. Bramble's.

  Annual Bonus Plan. For 1997 awards under the Annual Bonus Plan, the Compensation Committee approved minimum, target and maximum net income levels; the percentages of base salary corresponding to these levels were 25%, 50% and 75%, respectively, for the Chief Executive Officer. The Corporation had net income of $151.2 million for the year ended December 31, 1997, and 1997 awards under the Annual Bonus Plan were determined using the maximum percentage. Mr. Bramble received a 1997 Annual Bonus Plan award of $450,000.

  Long Term Incentives. The Compensation Committee administers both the 1989 LTIP and the 1995 LTIP, and determines whether, to whom and in what amounts awards are made under those plans. The Board of Directors acts on the recommendations of the Committee regarding proposed awards under the 1989 LTIP to the Chief Executive Officer. No award was made to the Chief Executive Officer under the 1989 LTIP in 1997.

  The Chief Executive Officer's level of participation in the 1997 Stock Option Plan was based primarily on the broad scope of his responsibilities and the significant role he plays in the Corporation achieving the performance goals established under the plan.

INTERNAL REVENUE CODE SECTION 162(M) COMPLIANCE

  The deductibility of executive compensation in excess of the limit set in
Section 162(m) of the Internal Revenue Code 1986, as amended, was not a factor in the Committee's determination of 1997 compensation levels. The Committee will continue to review the Corporation's executive compensation plans to determine what changes, if any, may be advisable in connection with Section 162(m).

            Mathias J. DeVito, Chairman              Jerome W. Geckle
            Edward A. Crooke                     Thomas P. Mulcahy

                    AMENDMENT TO ARTICLES OF INCORPORATION

  The Board of Directors has approved a proposed amendment to the Corporation's articles of incorporation (the "Charter") to increase the number of shares of Common Stock that the Corporation is authorized to issue, from 600 million to 1.2 billion shares, and has directed that the proposed amendment be submitted to the stockholders of the Corporation for approval at the Annual Meeting. All outstanding shares of Common Stock will be voted FOR the proposed amendment.

  Under the Charter, the Corporation's capital structure currently consists of 609 million shares of capital stock divided into the following classes: 600 million shares of Common Stock, 597,763,495 of which are outstanding; 6,810,000 shares Series A Preferred, 6,000,000 of which are outstanding; 90,000 shares of the 4.50% Preferred, all of which are outstanding; and 2,100,000 shares of Preferred Stock, Series A, none of which are outstanding. None of the capital stock of the Corporation has preemptive rights.

  The additional authorized shares of Common Stock will be issuable on such terms and conditions and for such consideration as determined by the Board of Directors, generally without further stockholder approval. Under the Charter, the Board has the authority, without stockholder approval, to reclassify authorized but unissued shares of Common Stock into another class of capital stock and to establish the rights, preferences and qualifications of, and to issue, such capital stock, subject only to the terms of the Outstanding Preferred. The Common Stock may be used in connection with acquisitions of other financial institutions by the Corporation and AIB; for example, the Corporation issued shares of Common Stock to AIB in partial consideration for AIB's issuance of its securities in connection with the acquisition of Dauphin Deposit Corporation. As of the date of this Information Statement, the Corporation has not entered into any agreements or understandings with respect to any acquisition or other form of business combination transaction, but the Corporation regularly engages in exploring opportunities to expand and strengthen its franchise.

                                 OTHER MATTERS

  As of the date of this Information Statement, the Board of Directors of the Corporation knows of no other business which will be presented for consideration at the Annual Meeting.

                               ----------------